Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

between

FEDNAT HOLDING COMPANY

and

THE BANK OF NEW YORK MELLON,

as Trustee

Dated as of March 5, 2020

to the

INDENTURE

Dated as of March 5, 2019

Reconciliation and tie between Trust Indenture Act of 1939

and the Indenture

Trust Indenture Act Section		Section
§310	(a)(1)	7.10
	(a)(2) (a)(5) (b)	7.10 7.10 7.11
§311	(a) (b)	6.12 6.12
§312 §313	(c)	7.12 7.13
§314	(a)	3.2, 3.10
	(c)(1)	10.2
	(c)(2)	10.2
	(e)	10.3
§315	(a) (b) (c) (d) (e)	7.1 7.5 7.1 7.1 6.11
§316	(a) (last sentence)	2.8
	(a)(1)(A)	6.2, 9.3
	(a)(1)(B)	6.4
	(b)	6.7
	(c)	6.10
§317	(a)(1)	6.8
	(a)(2) (b)	6.9 2.14
§318	(a)	1.3
	(c)	1.3

NOTE: This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 5, 2020, between FedNat Holding Company, a Florida corporation (the “Company”), and The Bank of New York Mellon, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of March 5, 2019 (the “Original Indenture” and, together with this Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of the Company’s Senior Unsecured Notes due 2029;

WHEREAS, pursuant to the Original Indenture, the Company initially issued $100,000,000 aggregate principal amount of its Senior Unsecured Notes due 2029 (the “Initial Notes”);

WHEREAS, the Company wishes to exchange up to $100,000,000 aggregate principal amount of the Initial Notes for a like principal amount of unrestricted Senior Unsecured Notes due 2029 issued under the Indenture (the “Exchange Notes”);

WHEREAS, pursuant to Section 9.1 of the Indenture the Company may, without the consent of the Holders, enter into a supplemental indenture to cure any ambiguity, omission, defect or inconsistency in the Indenture, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

WHEREAS, the Company wishes to correct the Indenture to provide for the proper minimum denomination amounts for the Exchange Notes;

WHEREAS, the Company wishes to incorporate into the Indenture the mandatory provisions of the Trust Indenture Act that were provided for by law pursuant to Section 318 of the Trust Indenture Act;

WHEREAS, pursuant to Sections 2.6, 9.1 and 9.5 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder; and

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture to provide for the issuance of the Exchange Notes and to amend certain terms of the Indenture, and all acts and things necessary to make this Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as so defined.

2. Exchange Notes. The Exchange Notes issued pursuant to this Supplemental Indenture constitute exchange notes issued pursuant to Section 2.6 of the Indenture. The Exchange Notes shall have the same terms in all respects as the Initial Notes, except that the first interest payment date with respect to the Exchange Notes shall be March 15, 2020, the Exchange Notes shall accrue interest from most recent date on which interest on the Initial Notes was paid, the Exchange Notes shall have a different issue date, and the Exchange Notes shall be issued as Unrestricted Global Notes. Subject to the foregoing, the Exchange Notes shall be substantially in the form of Exhibit A to the Indenture.

3. Aggregate Principal Amount. The aggregate principal amount of the Exchange Notes that may be authenticated and delivered pursuant to this Supplemental Indenture shall be limited to $100,000,000.

4. Amendments to the Original Indenture. The Indenture is hereby amended as follows.

The following is hereby added as new Section 1.3 of the Indenture:

“SECTION 1.3. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.”

The last sentence of Section 2.1(a) of the Indenture is hereby replaced in its entirety with the following:

“The Notes shall be issuable only in minimum denominations of $1,000 principal amount and integral multiples of $1,000 thereafter.”

The following is hereby added as new paragraph (d) in Section 3.2 of the Indenture:

“(d) The Company will transmit by mail to the Holders of Notes, within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in Trust Indenture Act Section 313(c), such summaries of any information, documents and reports required to be filed by the Company pursuant to clause (a) of this section as may be required by rules and regulations prescribed from time to time by the Commission.”

Section 3.8(a) of the Indenture is hereby replaced in its entirety with the following:

“(a) If a Change of Control occurs, each Holder shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the then principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Payment Date).”

The following is hereby added as new Section 6.12 of the Indenture:

“SECTION 6.12. Preferential Collection of Claims Against Company. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.”

The following is hereby added as new Section 7.10 of the Indenture:

“SECTION 7.10. Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which shall be eligible to act as Trustee under TIA Section 310(a)(1) and shall have a combined capital and surplus of at least $50,000,000. If such corporation publishes reports of condition at least annually, pursuant to law or the requirements of Federal, State, Territorial or District of Columbia supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Company may not, nor may any Person directly or indirectly controlling, controlled by or under common control with the Company serve as Trustee. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.”

The following is hereby added as new Section 7.11 of the Indenture:

“SECTION 7.11. Disqualification; Conflicting Interests. If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest, apply to the U.S. Securities and Exchange Commission (the “Commission”) for permission to continue as trustee, or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture. To the extent permitted by such Act, the Trustee shall not be deemed to have a conflicting interest with respect to the Notes or the securities of any other indenture of the Company by virtue of being a trustee under this Indenture with respect to the Notes.”

The following is hereby added as new Section 7.12 of the Indenture:

“SECTION 7.12. Disclosure of Names and Addresses of Holders. Every Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee nor any authenticating agent nor any Paying Agent nor any Registrar nor any agent of any of them shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders of Notes in accordance with Trust Indenture Act Section 312, regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing or sending any material pursuant to a request made under Trust Indenture Act Section 312(b).”

The following is hereby added as new Section 7.13 of the Indenture:

“SECTION 7.13. Reports by Trustee. Within 60 days after May 15 of each year commencing with the first May 15 after the additional issuance of Notes pursuant to the Supplemental Indenture, the Trustee shall transmit by mail or send to all Holders of Notes as provided in Trust Indenture Act Section 313(c) a brief report dated as of such May 15 which meets the requirements of Trust Indenture Act Section 313(a).

A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with each stock exchange, if any, upon which the Notes are listed, with the Commission and with the Company. The Company will promptly notify the Trustee of the listing of the Notes on any stock exchange. In the event that, on any such reporting date, no events have occurred under the applicable sections of the Trust Indenture Act within the 12 months preceding such reporting date, the Trustee shall be under no duty or obligation to provide such reports.”

5. Governing Law; Jurisdiction. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION). THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Headings, Etc. The headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

7. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart by facsimile, “portable document format” (pdf) or any other electronic means shall be effective as delivery of a manually executed counterpart thereof.

8. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

9. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE EXCHANGE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

10. Concerning the Trustee. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Trustee shall not be accountable for the use or application by the Company of the Exchange Notes or the proceeds thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

FEDNAT HOLDING COMPANY

By:	/s/ Ronald A. Jordan
Name: Ronald A. Jordan
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

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